                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                HARISTON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             CROSS CREEK FINANCE GROUP LTD.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

The following Proxy Circular and the accompanying form of proxy are first being sent to shareholders on or about August 5, 1998.

-------------------------------------------------------------------------------

                                 PROXY CIRCULAR OF

                           CROSS CREEK FINANCE GROUP LTD.

                                as of July 30, 1998



                                -------------------

              In respect of the Special Meeting of the Shareholders of

                                HARISTON CORPORATION

                             called for August 25, 1998

                                -------------------



                THIS PROXY CIRCULAR SOLICITS BLUE PROXIES OPPOSED
                      TO MANAGEMENT OF HARISTON CORPORATION.
SEE PAGE 12 FOR INSTRUCTIONS ON HOW TO FILE A PROXY.  YOU MAY OPPOSE MANAGEMENT
       EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY IN SUPPORT OF MANAGEMENT.


                 If you need assistance in completing or returning
                     the enclosed BLUE proxy form, please call:

          CHARLES KOONS                      TOM S. KUSUMOTO
          MACKENZIE PARTNERS, INC.           CROSS CREEK FINANCE GROUP LTD.
          1-800-322-2885                     (604) 689-7565 (COLLECT)


                    Time is Extremely Short - Please Act Today.
                         Remember, Every Vote is Important.

-------------------------------------------------------------------------------

         PROXY CIRCULAR OF CROSS CREEK FINANCE GROUP LTD. ("CROSS CREEK")

  In Respect of the Special Meeting of the Shareholders of Hariston Corporation
                             called for August 25, 1998


TO:  SHAREHOLDERS OF HARISTON CORPORATION ("HARISTON")
--------------------------------------------------------

Over the past three years, being a shareholder of Hariston has not been a rewarding experience. The trading price of Hariston's common shares has plummeted dramatically from a high of $4.00 in January 1995 to a low of $0.03 in the first quarter of 1998. In addition, the present board of Hariston oversaw the loss of over $6.0 million in shareholder value in the Company's failed investment in educational multimedia software. Following the Company's exit from the educational multimedia software businesses, the present board has been unsuccessful in acquiring a new business and in attaining a stock market listing for Hariston shares following the withdrawal of its shares from trading on the Nasdaq SmallCap Market. As well, during the present board's term with Hariston, the Company's market capitalization has diminished from $43,000,000 as of January 1995 to its lowest level in 1998 of $380,000.

Cross Creek is a significant shareholder of Hariston and is deeply concerned about the management, direction and leadership of Hariston and the continued unacceptable financial performance of Hariston and its stock. Cross Creek believes that Hariston's board of directors should be held responsible for the inadequate performance of your stock. Management's proposed directors DO NOT own any shares in Hariston. Cross Creek is offering Hariston shareholders an alternative - a new board of directors dedicated to improving financial performance and strengthening the value of your investment. Cross Creek urges you to review the Proxy Circular carefully and to act in your own best interest.

IF YOU WISH TO SUPPORT CROSS CREEK'S EFFORTS TO ESTABLISH A NEW BOARD OF DIRECTORS OF HARISTON, WE ASK YOU TO COMPLETE AND RETURN THE ENCLOSED BLUE FORM OF PROXY IN THE ENVELOPE PROVIDED. You may do this without specifically revoking any previously executed proxy in support of management as a more recent proxy automatically revokes an earlier one.

If you have any questions in connection with your proxy, please call Charles Koons at MacKenzie Partners, Inc. at 1-800-322-2885 or Tom S. Kusumoto at Cross Creek at (604) 689-7565 (collect).

Yours truly,

CROSS CREEK FINANCE GROUP LTD.

/s/ Tom S. Kusumoto

Tom S. Kusumoto
President

                                       INDEX

SOLICITATION OF PROXIES. . . . . . . . . . . . . . . . . . . . . . . . . .   1
WHY THIS SOLICITATION IS NECESSARY . . . . . . . . . . . . . . . . . . . .   1
     The Present Board's Legacy (1995-1998)
     The Current Situation at Hariston
THE CURRENT SITUATION AT HARISTON. . . . . . . . . . . . . . . . . . . . .   5
COMMITMENT TO HARISTON'S SHAREHOLDERS. . . . . . . . . . . . . . . . . . .   6
CROSS CREEK'S PROPOSED PLAN FOR HARISTON . . . . . . . . . . . . . . . . .   6
THE ALTERNATIVE -- CROSS CREEK'S NOMINEES. . . . . . . . . . . . . . . . .   6
INFORMATION CONCERNING CROSS CREEK . . . . . . . . . . . . . . . . . . . .   8
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF. . . . . . . . . . . . . . . .  10
INFORMATION REQUIRED TO BE PROVIDED BY MANAGEMENT. . . . . . . . . . . . .  11
REMUNERATION OF MANAGEMENT AND OTHERS. . . . . . . . . . . . . . . . . . .  11
INDEBTEDNESS OF DIRECTORS, SENIOR OFFICERS AND
     PROPOSED NOMINEES FOR DIRECTOR. . . . . . . . . . . . . . . . . . . .  11
INTEREST IN MATERIAL TRANSACTIONS. . . . . . . . . . . . . . . . . . . . .  11
MANAGEMENT CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
PROXY SOLICITATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
APPOINTMENT AND REVOCATION OF PROXIES. . . . . . . . . . . . . . . . . . .  12
VOTING OF SHARES AND EXERCISE OF DISCRETION
     BY PROXYHOLDER. . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
CERTIFICATE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


-------------------------------------------------------------------------------

   If you need assistance in completing or returning the enclosed BLUE proxy form, please call:

                  CHARLES KOONS
                  MACKENZIE PARTNERS, INC.
                  1-800-322-2885

       To contact someone at Cross Creek Finance Group Ltd., please call:

                  TOM S. KUSUMOTO
                  (604) 689-7565 (COLLECT)
                  CROSSCREEK@HOTMAIL.COM


         To meet and discuss with other Hariston shareholders logon to the stockholder.com
                                 Message Board at:

                             HTTP//WWW.STOCKHOLDER.COM

-------------------------------------------------------------------------------

                              SOLICITATION OF PROXIES

This Proxy Circular is furnished in connection with the solicitation of proxies by Cross Creek Finance Group Ltd. ("Cross Creek") for use at the special meeting (the "Meeting") of the holders of common shares of Hariston Corporation ("Hariston" or the "Company"), Suite 1555, 1500 West Georgia Street, Vancouver, British Columbia, to be held at 10:00 a.m. (Vancouver time) on Tuesday, August 25, 1998 at Suite 1600, 925 West Georgia Street, Vancouver, British Columbia as specified in the Notice of Meeting which has been mailed to you separately by the management of Hariston, as well as at any adjournments thereof.

THIS INFORMATION CIRCULAR SOLICITS BLUE PROXIES. YOUR VOTE IS IMPORTANT TO THE FUTURE OF YOUR INVESTMENT IN HARISTON. IF AFTER READING THIS INFORMATION CIRCULAR YOU AGREE THAT CHANGES ARE NECESSARY IN THE BOARD OF DIRECTORS AND MANAGEMENT OF HARISTON, PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY IN THE POSTAGE PREPAID ENVELOPE PROVIDED. YOU MAY DO THIS EVEN IF YOU HAVE ALREADY SIGNED ANOTHER PROXY. THE NEW PROXY AUTOMATICALLY REVOKES THE EARLIER ONE. SEE PAGE 12 FOR DETAILED INSTRUCTIONS. UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS REFERRED TO IN THIS PROXY CIRCULAR ARE IN U.S. DOLLARS.

                         WHY THIS SOLICITATION IS NECESSARY

Cross Creek has a significant equity interest in Hariston and, as such, is deeply concerned about:

-    The significant ongoing deterioration in Hariston's financial position.

-    The long-running depression in Hariston's share price.

- The failure of Hariston's present board to deliver shareholder value, which is evidenced by the Company's diminished market capitalization (from $43,000,000 as of January 1995 to its lowest level in 1998 of $380,000).

- The ongoing inability of Hariston's management to have the Company's shares re-listed on a recognized stock exchange.

- Management's proposed directors for nomination who have little financial incentive to improve the share performance of the Company because they DO NOT own any shares in the Company.

-    The lack of respect for shareholders' interests.

- The infighting among Hariston's present board at the expense of shareholders.

-    Hariston continuing to be investigated by the SEC.

Under the stewardship of the present board, profitability and shareholder value have deteriorated and the opportunity to resolve Hariston's difficulties has not been realized.

Cross Creek believes that Hariston's present board should be held accountable for the inadequate performance of your stock. Accordingly, Cross Creek is offering you an alternative -- a new board of directors dedicated to improving financial performance and strengthening the value of your investment. It is time for a change.


PAGE 1                               Time is Extremely Short - Please Act Today

We request your thoughtful review of the following and your support for establishing a new board of directors at Hariston to ensure that Hariston is operated for the benefit of its shareholders.

THE PRESENT BOARD'S LEGACY (1995-1998)

UNACCEPTABLE TRACK RECORD IN CREATING SHAREHOLDER VALUE

The present board of Hariston, which includes L. James Porter (appointed February 1995), James P. Angus (appointed December 1994) and Neil S. MacKenzie (appointed December 1994), was appointed with the goal of restructuring the Company and increasing shareholder value. However, investors who laid their trust in Hariston's new directors were in for a disappointment. Cross Creek believes the track record of the present board of Hariston in creating shareholder value speaks for itself and requires little elaboration.

Hariston's shareholders have suffered the following as a result of the present board's policies:

-    Disastrous investment in the educational multimedia software business.
-    Significant loss of shareholder value.
-    Excessive compensation paid to senior executive management.
-    Questionable transactions approved by the board of directors.
-    Inability in finding a viable business acquisition.
-    Lack of respect for shareholders.
-    Lack of a share listing on a recognized stock exchange.
-    $100 invested in Hariston in January 1995 is worth only $6.30 today.

The present board of Hariston has overseen a fall in share price from $4.00 in January 1995 to $0.03 at its lowest level in 1998. The following graph charts Hariston's share price from about when the present board was appointed to May 1998:


                               HARISTON SHARE PRICE





                                    [GRAPHIC]

                   close    volume

       1995    Jan    $    3.88    11,131
       1995    Feb    $    3.63     2,724
       1995    Mar    $    2.75    14,826
       1995    Apr    $    2.75    17,897
       1995    May    $    2.38    13,917
       1995    Jun    $    2.88    13,259
       1995    Jul    $    2.75    31,886
       1995    Aug    $    2.75    23,732
       1995    Sep    $    4.00    63,374
       1995    Oct    $    4.41    46,126
       1995    Nov    $    2.88    18,189
       1995    Dec    $    3.25    13,110
       1996    Jan    $    3.19    17,115
       1996    Feb    $    3.00    19,550
       1996    Mar    $    2.50    16,897
       1996    Apr    $    1.75     9,404
       1996    May    $    1.38    11,228
       1996    Jun    $    1.25    11,624
       1996    Jul    $    1.25     9,353
       1996    Aug    $    1.19     7,772
       1996    Sep    $    1.31     9,193
       1996    Oct    $    0.69     6,984
       1996    Nov    $    0.44     4,676
       1996    Dec    $    0.47    14,277
       1997    Jan    $    0.25     6,084
       1997    Feb    $    0.25     7,923
       1997    Mar    $    0.13    82,844
OTC    1997    Apr    $    0.19   159,283
OTC    1997    May    $    0.06    29,153
OTC    1997    Jun    $    0.14   492,258
OTC    1997    Jul    $    0.13   375,946
OTC    1997    Aug    $    0.19    70,723
OTC    1997    Sep    $    0.09   313,823
OTC    1997    Oct    $    0.03    97,812
OTC    1997    Nov    $    0.01   122,997
OTC    1997    Dec    $    0.13   757,926
OTC    1998    Jan    $    0.08    68,660
OTC    1998    Feb    $    0.05    87,680
OTC    1998    Mar    $    0.13   279,610
OTC    1998    Apr    $    0.16   309,071
OTC    1998    May    $    0.25   475,950






PAGE 2                               Time is Extremely Short - Please Act Today

By April 1998, Hariston's market capitalization had dropped from a high of $43,000,000 as of January 1995 to its lowest level in 1998 of $380,000. The following graph compares Hariston's market capitalization at its lowest level in 1998 with the Company's peak market capitalization in 1995:


                           HARISTON MARKET CAPITALIZATION





                                    [GRAPHIC]

                     Q1  1995...................  $43,000,000
                     Q1  1998...................  $   380,000




DETERIORATION OF SHAREHOLDER VALUE

The present board decided to acquire Educorp Direct, Inc. ("Educorp") in 1995 and HighText Publications, Inc. ("Hightext") in early 1996 for a total of approximately $6.7 million.

Two and a half years later, Hariston sold both Educorp and HighText for shares that have an aggregate value of less than $200,000 today.

The following graph compares the aggregate purchase price of Educorp and HighText with the aggregate sale price of Educorp and HighText:


                 AGGREGATE PURCHASE PRICE VS. AGGREGATE SALE PRICE
                              OF EDUCORP AND HIGHTEXT





                                    [GRAPHIC]

                     Purchase Price.............  $6,708,000
                     Sale Price.................  $  199,500






PAGE 3                               Time is Extremely Short - Please Act Today

Together, these two failed investments cost Hariston's shareholders more than $6 million in shareholders' equity.

SOLD HARISTON'S ONLY VALUABLE ASSET

The present board effected Hariston's sale of its investment in Polish Life Improvement, S.A. ("PLI"), in order to invest in educational multimedia software. This investment strategy resulted in the loss of a profitable business and the gain of an unprofitable one.

In 1994, Hariston sold 1.5 million shares of PLI in return for a $7.5 million promissory note. The promissory note remained in default for three years until the PLI shares were finally sold in 1997. In 1997, Hariston sold its remaining shares in PLI through private and open market sales the consideration of which was again paid in part by a promissory note for $1.5 million. The purchaser in both cases was never disclosed to Hariston shareholders despite the fact that a substantial portion of the consideration paid for the shares of PLI was paid with a promissory note.

EXCESSIVE COMPENSATION PAID TO EXECUTIVE MANAGEMENT

Despite the fact that Hariston's share price has languished for years, executive management compensation has increased 123% since 1995. The following graph charts total executive management compensation paid from 1995 to 1997:

                         EXECUTIVE MANAGEMENT COMPENSATION





                                    [GRAPHIC]

                     1995.......................  $181,000
                     1996.......................  $287,574
                     1997.......................  $403,000




Hariston's present board members recently granted themselves an additional 600,000 stock options at an exercise price of $0.25 per share.

LACK OF RESPECT FOR SHAREHOLDERS' INTERESTS

Since the appointment of the present board, the directors have:

- Continually filed documents late with the Securities and Exchange Commission ("SEC").
- Delayed Hariston's 1996 annual general meeting ("AGM") on two separate occasions without adequate reason.
-    Postponed Hariston's 1997 AGM without notice or adequate reason.
- Failed to seek shareholders' consent when Hariston sold its investment in PLI.


PAGE 4                               Time is Extremely Short - Please Act Today

- In contravention of the Company's Articles which require four directors, operated with three directors since the 1996 AGM.
- Indicated that they may not seek shareholder consent for proposed investments that may materially affect the future of the Company.

THE CURRENT SITUATION AT HARISTON

HARISTON AND ITS SHAREHOLDERS REQUIRE A LISTING ON A RECOGNIZED EXCHANGE

-    Hariston's shares were withdrawn from the Nasdaq SmallCap Market.
- Hariston's share price has fallen significantly since being de-listed from the Nasdaq SmallCap Market.
-    Hariston continues to be investigated by the SEC.

INABILITY TO FIND VIABLE BUSINESS ACQUISITION

The present board has been unable to find a viable acquisition or business opportunity over the past 12 months.

- In February 1997, the board entered into a letter of intent to acquire a Pennsylvania based aerospace products manufacturer, but in April 1997 the deal fell through.
- During 1997, the board was unable to reach acceptable terms for conducting an acquisition with a Massachusetts based food products manufacturer and a Connecticut based shopping incentives marketer.
- The board has been in discussions with various European parties about investments in Poland since September 1997 but has been unable to close a deal.

PRESENT BOARD HAS SHOWN THAT ITS INTERESTS ARE NOT ALIGNED WITH HARISTON'S SHAREHOLDERS

- Management's proposed directors for nomination have little financial incentive to improve the share performance of the Company because they DO NOT own any shares in the Company.
- The present board has failed to tie management's executive compensation to the Company's performance.
- Cross Creek does not believe that stock options provide an adequate incentive for members of the board when none of them have an equity interest in Hariston.
- Stock options issued at an exercise price of $0.25 per share only enrich the present board at the expense of shareholders.
- The dismal performance of the present board has been oddly rewarded by the granting of cheap stock options, as Hariston's share price falls.

CROSS CREEK HAS LOST ALL FAITH IN THE PRESENT BOARD OF HARISTON

- Infighting exists among Hariston's present board members, at the expense of Hariston's shareholders.
- The board is proposing to amend the Articles of Hariston to reduce the minimum number of required directors from four to three, reducing the number of independent directors and circumventing corporate governance controls.


PAGE 5                               Time is Extremely Short - Please Act Today

                       COMMITMENT TO HARISTON'S SHAREHOLDERS

Cross Creek is a significant shareholder of Hariston. As such, Cross Creek's objectives for Hariston are financial stability, profitability, growth, a stock market listing and share price appreciation. Cross Creek's commitment to all shareholders is that Hariston will be operated for the sole purpose of enhancing shareholder value.

                      CROSS CREEK'S PROPOSED PLAN FOR HARISTON

RE-ESTABLISH A MARKET FOR HARISTON'S SHARES

-    Create a new corporate identity (name change).
-    Commit to prompt and accurate disclosure.
-    Obtain a listing on a recognized stock exchange, as soon as practicable.

FOCUS ON FINDING A BUSINESS

-    Focus strictly on finding a viable business for the Company to purchase.
- Will not make an investment in Gerex Pharmaceutical Inc., which will consume all of the Company's capital without shareholder approval.

REDUCE OVERHEAD COSTS

- Wind-up EuroEastern Investment Corporation, a wholly owned subsidiary of Hariston, which reported operating and corporate expenses of $58,000 in 1997 and $140,000 in 1996 and generated no profits.
-    Reduce overhead expenses, including executive management compensation.

SUPPORT A BOARD WHOSE INTERESTS ARE ALIGNED WITH SHAREHOLDERS' INTERESTS

- Support a board that directly or indirectly has a significant equity interest in Hariston and who is not influenced by outside parties or the agendas.
-    All stock option plans currently in effect will be cancelled.
- No stock options will be issued to directors or officers during the "restructuring phase" of Hariston.
- Stock options currently issued to the present board will not be re-priced lower.

                      THE ALTERNATIVE - CROSS CREEK'S NOMINEES

Cross Creek's nominees for the board of Hariston include four new directors. The principal objective of this proxy solicitation is to ensure that the board of directors is controlled by directors who own shares in Hariston and whose primary objective is to focus on creating shareholder value.

Unlike management's proposed nominees for directors, who do not own any shares in Hariston, Cross Creek has a significant equity stake in Hariston and has the financial incentive to achieve increased profitability.

Information on the directors proposed by Cross Creek is set out below. We urge you to carefully consider the proposed directors' qualifications and how they can benefit Hariston.


PAGE 6                               Time is Extremely Short - Please Act Today

TOM S. KUSUMOTO - Mr. Kusumoto is a director and President of Pacific Mercantile Company Limited, a closed-end investment company listed on the Alberta Stock Exchange (the "ASE"), a position he has held since 1995, and is an officer and director of Cross Creek. Formerly, Mr. Kusumoto was a corporate finance analyst with Haywood Securities Inc. Mr. Kusumoto earned a Bachelor of Management degree in Finance and a Bachelor of Arts degree in Economics from the University of Calgary.

ALEX W. BLODGETT - Mr. Blodgett is the President of WaterSave Logic Corporation. Mr. Blodgett has extensive background in corporate finance in the U.S. and Canada. Formerly, Mr. Blodgett was a partner with Gordon Capital Corporation, a leading Canadian investment and merchant banking company. In addition, Mr. Blodgett was the President of Gordon Capital's real estate research and consulting firm, which provided services to North American and Asian companies. Prior to his position with Gordon Capital, Mr. Blodgett was Vice President of Corporate Finance with Bankers Trust Company. Mr. Blodgett is also currently a director of Stocker & Yale, a U.S. industrial manufacturing company listed on the Nasdaq National Market.

TIAN R. KUSUMOTO - Mr. Kusumoto is a director and Secretary of Pacific Mercantile Company Limited, a closed-end investment company listed on the ASE, a position he has held since 1995, and an officer and director of Cross Creek. Mr. Kusumoto is also currently a director and President of Guardian Bancorp Ltd., an ASE listed company. Mr. Kusumoto earned a Bachelor of Applied Science degree in Engineering from the University of British Columbia.

MATTHEW B. WALKER - Mr. Walker is currently an associate with Avison Young Commercial Real Estate Inc. Mr. Walker earned a Bachelor of Commerce degree from the University of Western Ontario.

The following table summarizes certain information regarding Cross Creek's nominees for election at the Meeting as directors of Hariston:

                                                                                NUMBER OF SHARES
                                                                                BENEFICIALLY OWNED
                                                                                DIRECTLY OR INDIRECTLY
NAME AND COUNTRY                                                                BY THE NOMINEE AND
OF ORDINARY RESIDENCE           PRESENT PRINCIPAL OCCUPATION                    THEIR ASSOCIATES
---------------------           ----------------------------                    ----------------------

TOM S. KUSUMOTO(1)............  Director and President of Pacific Mercantile    696,000(2)
Vancouver, British Columbia     Company Limited

ALEX W. BLODGETT..............  President of WaterSave Logic Corporation,       -
Vancouver, British Columbia     Director of Stocker & Yale

TIAN R. KUSUMOTO..............  Director and Secretary of Pacific Mercantile    696,000(2)
Vancouver, British Columbia     Company Limited; Director and President of
                                Guardian Bancorp Ltd.

MATTHEW B. WALKER.............  Associate with Avison Young Commercial Real     -
Vancouver, British Columbia     Estate Inc.

------------------------

(1) Mr. Tom S. Kusumoto will act as Chairman of the Board and as President of Hariston on an interim or other basis if elected as a director.

(2) The shares are owned by Cross Creek. Tom S. Kusumoto and Tian R. Kusumoto are directors and officers of Cross Creek.


PAGE 7                               Time is Extremely Short - Please Act Today

Unless otherwise stated, each of the above named nominees has held the principal occupation or employment indicated for the past five years. The information as to shares beneficially owned by the above nominees has been furnished by each of them respectively.

The term of office for persons elected as directors of the Meeting will expire at the next annual meeting of the shareholders of Hariston, unless a director resigns or is otherwise removed in accordance with the Articles of Hariston or the CANADA BUSINESS CORPORATIONS ACT.

Shareholders may vote for the nominees proposed by Cross Creek, namely Messrs. Tom S. Kusumoto, Alex W. Blodgett, Tian R. Kusumoto and Matthew B. Walker, by completing and returning the enclosed BLUE proxy by August 20, 1998 at 5:00 p.m. (Eastern time).

                         INFORMATION CONCERNING CROSS CREEK

WHO IS CROSS CREEK?

Cross Creek is a wholly owned subsidiary of Pacific Mercantile Company Limited ("Pacific Mercantile"), a Canadian based closed-end investment company, whose shares are listed on the ASE.

Pacific Mercantile is an active value investor and is engaged in financing, merchant banking and investing activities. Pacific Mercantile, indirectly through Cross Creek, beneficially owns 696,000 common shares of Hariston, constituting approximately 5.5% of the outstanding common shares. The common shares were purchased on March 5, 1998 for an aggregate sum of $104,400.

Messrs. Tom S. Kusumoto and Tian R. Kusumoto are directors and officers of Cross Creek and Pacific Mercantile.

Cross Creek is incorporated under the COMPANY ACT (British Columbia) and its registered office is Suite 1900, 700 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1G5.

PURPOSE OF THE PROXY CIRCULAR

The performance of the present directors of Hariston has been dismal since their appointments. Cross Creek has offered on several occasions to work with the present board of Hariston to assist them in the restructuring of the Company, including offering financial support. Cross Creek has found dealing with the management of Hariston frustrating due to the lack of focus in the direction of the Company and due to the conflicts in the personal agendas of Hariston's directors which has caused infighting at the expense of Hariston's shareholders.

Moreover, the current board has not sought shareholder consent on any major decision affecting the future of the Company. Hariston's shareholders have been denied the opportunity to voice their opinions on decisions that have greatly impacted the direction and financial viability of the Company. Hariston's present board has continued to be true to form by not seeking shareholder approval for its proposed investment in Gerex Pharmaceutical Inc. ("Gerex"), which if completed, will materially change the business of Hariston.

Cross Creek believes that the board of Hariston has a fiduciary obligation to its shareholders to afford them the fundamental right to approve transactions that materially affect the Company. The corporate governance philosophy adopted by the current board members is consistent with the lack of regard they have exhibited to Hariston shareholders since the board members were


PAGE 8                               Time is Extremely Short - Please Act Today
appointed in late 1994 and early 1995. Hariston shareholders have suffered as a result of this corporate governance philosophy. As such, the principal objective of this proxy solicitation is to replace Hariston's present board of directors.

BACKGROUND

Cross Creek decided in early 1998 to make a significant investment in Hariston. Prior to making this decision, Cross Creek spoke to many Hariston shareholders who all expressed disappointment in their investment in the Company and its management. In addition, Cross Creek met and discussed with Hariston's present board about its plans for restructuring the Company.

On February 22, 1998, Pacific Mercantile made a written offer to purchase four million shares of the Company at a price of $0.15 per share, subject to obtaining majority representation on the board of the Company. Cross Creek outlined its eagerness to work with current management and suggested that the present board participate in Pacific Mercantile's proposed private placement. The terms of the offer were based on the financial condition of the Company, its present operational history and the market price of the common shares at the time of the offer.

On March 3, 1998, the management of Hariston counter-offered with a proposal to sell Pacific Mercantile one board seat for every $1 million invested in shares of Hariston at a price of $0.25 per share. The current board required that any new board own a substantial equity interest in Hariston despite the fact that the present board owned very few shares in Hariston. Hariston also advised that Pacific Mercantile's offer would be considered more favorably if Cross Creek purchased JB Oxford's shareholdings in Hariston. Pacific Mercantile attempted to accept the terms of the counter-offer but the Company later withdrew the offer.

On March 5, 1998, Cross Creek purchased an aggregate of 696,000 common shares of Hariston, representing approximately 5.5% of the issued shares. Consequently, on April 2, 1998, Pacific Mercantile requested two board seats of the Company in order to facilitate the restructuring of Hariston to enhance shareholder value. Hariston replied by rejecting Pacific Mercantile's request on April 20, 1998 citing, among other things, Pacific Mercantile's seeming desire to be combative.

Thereafter, Cross Creek learned that Hariston had been negotiating to make an investment in Gerex, which would require substantially all of the Company's capital. Again, the current board of Hariston did not intend to seek shareholder approval prior to finalizing the transaction despite having the opportunity to present the Gerex acquisition at this Meeting. To the best of Cross Creek's knowledge, Gerex is an inactive company holding several patent licences.

Cross Creek holds the strong opinion that any transaction that will materially affect the future of Hariston should require shareholder approval. Cross Creek is prepared to take any action necessary to ensure that the rights of Hariston's shareholders are observed in this regard.

For reasons provided in this Dissident Proxy Circular, on April 20, 1998, Cross Creek requested and requisitioned the directors of Hariston to call a meeting of shareholders for the purpose of electing a new board of directors.

In response to Cross Creek's request, Hariston announced that it would hold its 1997 AGM on July 31, 1998. The AGM was postponed without notice or reason and the Meeting to be held on August 25, 1998 was announced on July 10, 1998.


PAGE 9                               Time is Extremely Short - Please Act Today

Cross Creek believes that the Meeting in lieu of the AGM is designed to prevent a dissident director of the Company from submitting a proposal for an alternative management slate of directors to be included in the Management Proxy Circular. The proposed removal of L. James Porter as a director of the Company and the postponement of the AGM is evidence of the infighting that is taking place within the current board of the Company.

OWNERSHIP AND TRADING OF HARISTON SHARES

On March 5, 1998, Cross Creek acquired, in aggregate, 696,000 shares of common stock of Hariston at a price of $0.15 per share, pursuant to share purchase agreements with Oeri Finance Inc. ("Oeri") and JB Oxford & Company ("Oxford"). As a result, Cross Creek beneficially owns approximately 5.5% of the issued and outstanding common shares of Hariston.

In addition, Cross Creek entered into option agreements with Oeri and Oxford wherein Cross Creek granted to Oeri and Oxford the right, for a period of fifteen days commencing on March 4, 1999, to acquire 300,000 and 396,000 common shares of Hariston, respectively, at a price of $0.15 per share and, conversely, each of Oeri and Oxford granted to Cross Creek the right to sell same at a price of $0.15 per share to Oeri and Oxford for a period of fifteen days commencing thereafter.

Cross Creek entered into the put/call option agreements with Oeri and Oxford as it was deemed to be beneficial for all parties given that:

- Cross Creek wanted to own a significant shareholding in the Company to ensure its interests would be considered by the Company.
- Oeri and Oxford wanted to be able to benefit from any appreciation in value of Hariston's stock resulting from Cross Creek's creation of shareholder value.
- Cross Creek would be guaranteed a minimum sale price on the future disposition of the Hariston Shares.
- Hariston's management suggested on more than one occasion that Cross Creek's standing with the present board would be enhanced if Cross Creek purchased Oxford's shareholding in the Company.

Cross Creek plans to continue to purchase shares in Hariston at prices Cross Creek deems to be attractive.

                    VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Based on the information set out in the Management Proxy Circular filed in connection with the Meeting, 12,663,113 common shares without par value in the capital of Hariston were issued and outstanding on July 3, 1998, each share carrying the right to one vote. The record date for the Meeting is set out in the Notice of Meeting as July 10, 1998.

To the best of the knowledge of Cross Creek there are no shareholders who own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to any class of voting securities of Hariston, other than as disclosed herein or in the Management Proxy Circular.


PAGE 10                              Time is Extremely Short - Please Act Today

                 INFORMATION REQUIRED TO BE PROVIDED BY MANAGEMENT

Hariston is required to prepare a Management Proxy Circular in connection with the Meeting. The Management Proxy Circular is required to include detailed information regarding management's nominees for the board of directors and certain additional information about Hariston prescribed by law. The Management Proxy Circular must be sent to all registered shareholders prior to the Meeting. Certain information that is not reasonably within the power of Cross Creek to ascertain or procure, or which cannot be verified by Cross Creek because it is information available only to management of Hariston, has been omitted from this Proxy Circular. Shareholders are referred to the Management Proxy Circular for such information.

                       REMUNERATION OF MANAGEMENT AND OTHERS

None of Cross Creek's nominees for election as directors has received any remuneration or benefits from Hariston.

Please refer to the Management Proxy Circular for further information regarding management nominees and remuneration of Hariston's management and directors generally.

                   INDEBTEDNESS OF DIRECTORS, SENIOR OFFICERS AND
                           PROPOSED NOMINEES FOR DIRECTOR

Neither Cross Creek, nor the nominees for election as directors of Hariston, or any associate or affiliate of the above, is or has been indebted to Hariston at any time since the beginning of the last completed financial year of Hariston. Please refer to the Management Proxy Circular for information regarding management nominees and indebtedness of Hariston's management and directors generally.

                         INTEREST IN MATERIAL TRANSACTIONS

Other than as disclosed herein, none of Cross Creek or any of its proposed nominees for election as directors of Hariston, or any associate or affiliate of the above, has or has had any material interest, direct or indirect, in any matter to be acted upon, other than the election of directors as provided for herein, or in any transaction during the past financial year, on in any proposed transaction, which has materially affected or will materially affect Hariston or any of its subsidiaries. Cross Creek and its associates and affiliates hold 696,000 common shares in the capital of Hariston, representing approximately 5.5% of the issued and outstanding common shares. Please refer to the Management Proxy Circular for information regarding management nominees and Hariston's management and directors generally.

                                MANAGEMENT CONTRACTS

To the best of the knowledge of Cross Creek, management functions of Hariston are not, to any substantial degree, performed by a person or persons other than the directors or senior officers of Hariston.

                                   OTHER MATTERS

Cross Creek knows of no other matters to come before the Meeting other than as set forth in the Management Proxy Circular and related Notice of Meeting. Should any other matters properly come before the Meeting, the shares represented by the proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting such proxies.


PAGE 11                              Time is Extremely Short - Please Act Today

                                 PROXY SOLICITATION

The solicitation will be made by officers or employees of Cross Creek and will be by mail, supplemented by telephone or other personal contact or other electronic means. Cross Creek may also engage other agents, representatives or investment dealers to solicit proxies. Cross Creek has retained MacKenzie Partners, Inc. of 156 Fifth Avenue, New York, New York 10010 ("MacKenzie") in connection with the solicitation of proxies. For this service and other advisory services, Cross Creek has agreed to pay MacKenzie $5,000 plus an additional amount based on services provided and reimburse MacKenzie for its expenses. Further, Cross Creek has agreed to indemnify MacKenzie against certain liabilities. The costs of this solicitation, including the reimbursement of brokers' expenses, will be borne by Cross Creek.

If the solicitation of proxies by Cross Creek is successful, Hariston will be requested to reimburse Cross Creek for its costs.

No person is authorized to give information or to make any representation other than those contained in this circular and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

                       APPOINTMENT AND REVOCATION OF PROXIES

A SHAREHOLDER HAS A RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A SHAREHOLDER OF THE CORPORATION, OTHER THAN PERSONS DESIGNATED IN THE FORM OF PROXY ACCOMPANYING THE CIRCULAR, AS NOMINEE TO ATTEND AND ACT FOR AND ON BEHALF OF SUCH SHAREHOLDER AT THE MEETING AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF SUCH PERSON IN THE BLANK SPACE PROVIDED IN THE PROXY FORM OR MAY SUBMIT ANOTHER FORM OF PROXY. IF A SHAREHOLDER APPOINTS A PERSON DESIGNATED IN THE FORM OF PROXY AS NOMINEE AND DOES NOT DIRECT THE SAID NOMINEE TO VOTE EITHER IN FAVOUR OF OR AGAINST OR ABSTAIN ON A MATTER OR MATTERS WITH RESPECT TO WHICH AN OPPORTUNITY HAS BEEN GIVEN TO SPECIFY HOW THESE SHARES REGISTERED IN THE NAME OF SUCH SHAREHOLDER SHALL BE VOTED, A PROXY SHALL BE VOTED AGAINST THE AMENDMENT TO THE ARTICLES OF HARISTON TO REDUCE THE MINIMUM NUMBER OF DIRECTORS OF HARISTON TO THREE (3) DIRECTORS, FOR THE REMOVAL OF L. JAMES PORTER AS A DIRECTOR OF HARISTON AND FOR THE ELECTION AS DIRECTORS OF HARISTON OF THOSE NOMINEES SET FORTH IN THE BLUE PROXY.

Shareholders should carefully complete and sign their proxies in accordance with the instructions on the BLUE proxy in order to ensure that their proxies can be used at the Meeting. Proxies should be mailed in the enclosed envelope, or delivered, to:

                    CROSS CREEK FINANCE GROUP LTD.
                    C/O MACKENZIE PARTNERS, INC.
                    156 FIFTH AVENUE
                    NEW YORK, NY 10010
                    U.S.A.

SO AS TO REACH MACKENZIE PARTNERS, INC. BY THURSDAY, AUGUST 20, 1998 AT 5:00 P.M. (EASTERN). Upon receipt of the instruments of proxy, if sufficient time exists, Cross Creek will validly deposit all such proxies prior to the Meeting. The accompanying BLUE form of proxy


PAGE 12                              Time is Extremely Short - Please Act Today
revokes any and all prior proxies given in connection with the Meeting. The persons named in the accompanying instrument of proxy are two representatives of Cross Creek. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM OR HER AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STRIKING OUT CROSS CREEK'S NOMINEES AND INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE BLUE PROXY OR BY COMPLETING ANOTHER PROXY.

The instrument of proxy must be signed by the shareholder or by his attorney in writing, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer or attorney of the corporation.

A proxy may be revoked either by signing a proxy bearing a later date and depositing it at the place and within the time aforesaid or by signing and dating a written notice of revocation (in the same manner as the proxy is required to be executed as set out in the notes to the proxy) and either depositing the same at the same place and within the time aforesaid or at the registered office of Hariston at any time up to and including the last business day preceding the date of the Meeting or any adjournment thereof or with the chairman of the Meeting on the day of the Meeting, or on the day of any adjournment thereof, or registering with the scrutineer thereat as a shareholder present in person, whereupon such proxy shall be deemed to have been revoked.

NON-REGISTERED SHAREHOLDERS

Many shares of Hariston are registered in the name of clearing agencies, securities dealers, banks or trust companies ("Intermediaries") which hold the shares on behalf of their clients ("Non-Registered Holders"). If you are a Non-Registered Holder who has already delivered a proxy in response to the solicitation by management on a pre-signed form of proxy received from your Intermediary, you may revoke that proxy by completing and delivering the enclosed BLUE form of proxy, which should also be already signed in blank by the Intermediary that holds your shares.

Other Intermediaries may use the form of proxy as a convenient manner of obtaining your voting instructions. If you are a Non-Registered Holder who has already provided voting instructions to the Intermediary that holds your shares to vote in accordance with the management form of proxy, you may revoke those instructions by providing instructions to that Intermediary, by signing and returning to the Intermediary the enclosed BLUE proxy, to vote your shares to elect as directors the nominees proposed by Cross Creek.

             VOTING OF SHARES AND EXERCISE OF DISCRETION BY PROXYHOLDER

The shares represented by proxy will be voted or withheld from voting by the proxyholder in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

In the absence of any instructions to the contrary contained in the proxy, such shares will be voted by the proxyholder, as the proxyholder in his or her sole discretion shall determine. In the absence of such specification, such shares will be voted AGAINST the amendment to the Articles of Hariston to reduce the minimum number of directors of Hariston to three (3) directors, FOR the removal of L. James Porter as a director of Hariston and FOR the election as directors of Hariston of those nominees set forth in the BLUE Proxy. The persons appointed under the BLUE Proxy furnished by Cross Creek are conferred with discretionary authority (which they will exercise in accordance with their best judgment) with respect to amendments or variations of those matters specified in the BLUE Proxy and with any adjournment thereof. At the time of


PAGE 13                              Time is Extremely Short - Please Act Today
printing of this Dissident Proxy Circular, Cross Creek knows of no such amendment, variation or other matter.

The special resolution approving the amendment of the Company's Articles to reduce the minimum number of directors of the Company must be passed by a majority of not less than two-thirds of the votes cast at the Meeting in person or represented by proxy voting in respect of such resolution. The ordinary resolution to remove L. James Porter as a director of the Company must be passed by a simple majority of the votes cast at the Meeting in person or represented by proxy voting in respect of such resolution. The four nominees for director receiving a plurality of the votes cast at the Meeting in person or by proxy shall be elected.

                                    CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

The undersigned hereby certify that the contents and the sending of this Dissident Proxy Circular have been approved by Cross Creek.

DATED at Vancouver, British Columbia this 30 day of July, 1998.


CROSS CREEK FINANCE GROUP LTD.

/s/ Tom S. Kusumoto                           /s/ Tian R. Kusumoto
-----------------------                       ---------------------
Tom S. Kusumoto                               Tian R. Kusumoto
President                                     Secretary


PAGE 14                              Time is Extremely Short - Please Act Today

                            IMPORTANT
                            ---------

            TIME IS EXTREMELY SHORT -- PLEASE ACT TODAY!

Your vote is extremely important. Regardless of the number of shares of Hariston you own, please vote as recommended by Cross Creek to elect its nominees to Hariston's board of directors. To do so:

PLEASE SIGN, DATE and PROMPTLY MAIL the enclosed BLUE proxy in the envelope provided and SEND BY FACSIMILE to MacKenzie Partners, Inc. attention Charles Koons, (212) 929-0308.

IF YOU VOTED HARISTON'S PROXY BEFORE RECEIVING YOUR CROSS CREEK BLUE PROXY YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE SPECIAL MEETING.

                         STREET NAME SHAREHOLDERS

If you own shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct your broker to execute a BLUE proxy on your behalf. You should also promptly sign, date and mail your BLUE proxy when you receive it from your broker. Please do so for each separate account your maintain.

You should return your BLUE proxy at once to ensure that your vote is counted. This will not prevent you from voting in person at the Meeting should you attend. Time is short -- please act today!

If you have any questions or need assistance in voting your shares, please call Tom S. Kusumoto in Vancouver, British Columbia at (604) 689-7565 (collect). You may also call MacKenzie Partners, Inc., attention Charles Koons, which is assisting us, toll-free, at 1-800-322-2885.

CHARLES KOONS                                     TOM S. KUSUMOTO
MACKENZIE PARTNERS, INC.                          CROSS CREEK FINANCE GROUP LTD.
156 FIFTH AVENUE                                  SUITE 613, 375 WATER STREET
NEW YORK, NY                                      VANCOUVER, BRITISH COLUMBIA
USA 10010                                         CANADA V6B 5C6

TOLL FREE 1-800-322-2885                          PHONE: (604) 689-7565
PHONE: (212) 929-5500                             FAX: (604) 683-9681
FAX: (212) 929-0308                               EMAIL: CROSSCREEK@HOTMAIL.COM

BLUE                                                                       BLUE

                                HARISTON CORPORATION

                           FORM OF PROXY FOR SHAREHOLDERS

     THIS PROXY IS SOLICITED BY CROSS CREEK FINANCE GROUP LTD. AND WILL BE USED AT THE SPECIAL MEETING OF SHAREHOLDERS OF HARISTON CORPORATION TO BE HELD IN VANCOUVER, BRITISH COLUMBIA ON AUGUST 25, 1998.

     The undersigned, being a shareholder of Hariston Corporation (the "Corporation"), hereby nominates, constitutes and appoints Tom S. Kusumoto, of the City of Vancouver, in the Province of British Columbia, or, failing him, Tian R. Kusumoto, of the City of Vancouver, in the Province of British Columbia, or in the place and stead of the foregoing, __________________, of, __________________________________________, the true and lawful attorney and proxy of the undersigned, to attend, act and vote in respect of all shares held by the undersigned, at the Special Meeting of the Shareholders of the Corporation to be held on August 25, 1998, and at every adjournment thereof. The undersigned hereby confers authority on the person so named to vote in accordance with his judgment as to any amendments or variations to the following matters and as to any other matters which may properly come before the meeting.

     Without limiting the general authorization and powers conferred hereby, the undersigned hereby instructs the said proxy to vote or withhold from voting the shares represented by this Form of Proxy as specified below and hereby revokes any proxy previously given:

1.   To reduce the minimum number of directors of the Corporation to three (3):
          FOR  (      )               AGAINST  (      )

2.   To remove L. James Porter from the office of director of the Corporation:
          FOR  (      )               AGAINST  (      )

3.   To elect the following individuals as directors of the Corporation:

     (a)  TOM S. KUSUMOTO
          FOR  (      )  WITHHOLD FROM VOTING  (      )

     (b)  TIAN R. KUSUMOTO
          FOR  (      )  WITHHOLD FROM VOTING  (      )

     (c)  ALEX W. BLODGETT
          FOR  (      )  WITHHOLD FROM VOTING  (      )

     (d)  MATTHEW B. WALKER
          FOR  (      )  WITHHOLD FROM VOTING  (      )


                        PLEASE SEE REVERSE FOR INSTRUCTIONS

     The shares represented by this proxy shall be voted, where designated, in the manner designated. IF NO DESIGNATION IS MADE WITH RESPECT TO ANY OR ALL OF THE PROPOSALS SET OUT ABOVE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (i) "AGAINST" THE AMENDMENT TO THE ARTICLES OF THE CORPORATION TO REDUCE THE MINIMUM NUMBER OF DIRECTORS OF THE CORPORATION TO THREE (3) DIRECTORS, (ii) "FOR" THE REMOVAL OF L. JAMES PORTER AS A DIRECTOR, AND (iii) "FOR" THE ELECTION AS DIRECTORS OF THE CORPORATION OF THOSE NOMINEES SET FORTH IN THIS BLUE PROXY.

     This proxy confers discretionary authority with respect to certain matters identified in the notice of meeting or other matters which might properly come before the meeting.


                                    --------------------------------------
                                    Signature of Shareholder


                                    --------------------------------------
                                    Name of Shareholder (Please Print)


                                    --------------------------------------
                                    Address of Shareholder


                                    NUMBER OF SHARES:  ___________________


DATED this ____ day of ________________ , 1998.




                                      [LABEL]

BLUE                                                                       BLUE

INSTRUCTIONS:

1. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM OR HER AT THE MEETING OTHER THAN THE NOMINEES OF CROSS CREEK FINANCE GROUP LTD. IF YOU DESIRE TO DESIGNATE AS PROXYHOLDER A PERSON OTHER THAN TOM S. KUSUMOTO OR TIAN R. KUSUMOTO, THE NOMINEES OF CROSS CREEK FINANCE GROUP LTD., YOU SHOULD STRIKE OUT THEIR NAMES AND INSERT IN THE SPACE PROVIDED THE NAME OF THE PERSON YOU DESIRE TO DESIGNATE AS PROXYHOLDER OR COMPLETE ANOTHER FORM OF PROXY.

2. Please date the proxy. If not dated, this proxy shall be deemed to be dated on the date it was mailed.

3. A proxy, to be valid, must be signed by a shareholder or his or her attorney authorized in writing or, where a member is a corporation, by a duly authorized officer or attorney of the corporation. If a proxy is executed by an attorney for an individual shareholder, or by an officer or attorney of a corporate shareholder not under its common seal, the instrument so empowering the officer or the attorney, as the case may be, or a notarial copy thereof must accompany the proxy instrument.

4. A proxy, to be effective, must be deposited with the registered office of Cross Creek Finance Group Ltd. at Suite 1900, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1G5, at any time up to and including the last business day preceding the Meeting or any adjournment thereof.

5. TIME IS OF THE ESSENCE. Proxies should be sent by facsimile to MacKenzie Partners, Inc., attn: Charles Koons, facsimile no.
     212-929-0308 and mailed in the enclosed postage paid envelope so as to reach MacKenzie Partners, Inc. prior to 5:00 p.m. (eastern) on Thursday, August 20, 1998.


                                   IMPORTANT

                                 DO NOT DELAY!




  IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN COMPLETING THIS BLUE PROXY,
                        PLEASE CONTACT CHARLES KOONS AT:


                                   MACKENZIE
                                 PARTNERS, INC.






                           CALL TOLL-FREE (800) 322-2885